EXHIBIT 10

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the 18th day of May 2022 (the “Effective Date”), by and between Blue Foundry Bank, a New Jersey-chartered stock savings bank (the “Bank”) and Kelly Anne Pecoraro (the “Executive”).  Any reference to the “Company” shall mean Blue Foundry Bancorp, Inc., the holding company of the Bank.
RECITALS

WHEREAS, the Executive is currently employed as an executive officer of the Bank;

WHEREAS, the Bank desires to assure itself of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, to induce the Executive to remain in the employ of the Bank and in consideration of the Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits due to the Executive in the event her employment with the Bank terminates under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

(a) Term; Renewal of Term.  The term of this Agreement will begin as of the Effective Date and will continue for a period of one year (the “Term”).  Commencing on the day following the Effective Date, the Term will extend for one day each day until such time the Board of Directors of the Bank (the “Board of Directors”) or the Executive elects not to extend the Term by giving written notice to the other party of non-renewal (the “Non-Renewal Notice”), in which case the Term will become fixed and will end at the end on the one year anniversary of the date of the Non-Renewal Notice.

(b) Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined under Section 2, the Term will extended automatically so that it expires no sooner than three (3) years after the effective date of the Change in Control.

2.	CERTAIN DEFINITIONS

(a) Base Salary.  For purposes of this Agreement, the term “Base Salary” means the annual rate of base salary paid to the Executive by the Bank.

(b) Change in Control.  For purposes of this Agreement, the term “Change in Control” means a change in the effective ownership or effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank of the Company, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(c) Code.  “Code” means the Internal Revenue Code of 1986, as amended.
(d) Good Reason. The term “Good Reason” means a termination of employment by the Executive following a Change in Control if, without the Executive’s express written consent, any of the following occurs:

(i)	a material reduction in the Executive’s Base Salary;

(ii)
a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive’s executive position with the Bank in effect as of the Effective Date or any successor executive position, as mutually agreed to by the Bank and the Executive;

(iii)	the Bank requires the Executive to relocate to any office or location resulting in an increase in the Executive’s daily commute of thirty (30) miles or more; or

(iv)	a material breach of this Agreement by the Bank;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of the condition, and the Bank will thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within the thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to that condition.  If the Bank does not remedy the condition within the thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason to the Bank at any time within sixty (60) days following the expiration of the cure period.

(e) Termination for Cause and Cause. The terms “Termination for Cause” and “Cause” mean termination of the Executive’s employment by the Bank because of, in the good faith determination of the Board of Directors, the Executive’s:

(i)	material act of dishonesty or fraud in performing the Executive’s duties on behalf of the Bank;
(ii)	willful misconduct that in the judgment of the Board of Directors will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)	breach of fiduciary duty involving personal profit;

(iv)	intentional failure to perform the Executive’s stated duties after written notice thereof from the Board of Directors;

(v)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook or policies, which would result in the termination of employment of employees of the Bank, as from time to time amended and incorporated herein by reference; or

(vi)	material breach of any provision of this Agreement.

3. BENEFITS UPON TERMINATION

If the Bank (or its successor) terminates the Executive’s employment subsequent to a Change in Control and during the term of this Agreement other than for Cause, or if the Executive terminates his employment for Good Reason (collectively, a “Qualifying Termination Event”), then the Bank will pay the Executive, or the Executive’s estate in the event of the Executive’s subsequent death prior to receiving the payment due, the following:

(i)
a cash lump sum payment in an amount equal to three (3) times the sum of the Executive’s: (A) Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (B) the highest annual cash bonus earned by the Executive for the three (3) most recently completed annual performance periods prior to the Change Control, payable within 30 days following the Executive’s Date of Termination; and

(ii)
thirty-six consecutive monthly cash payments (commencing within the first month following the Executive’s Date of Termination and continuing until the 36th month following the Executive’s Date of Termination), each equal to the monthly COBRA premium in effect as of the Executive’s Date of Termination for the level of coverage in effect for the Executive and the Executive’s dependents under the Bank’s (or any successor’s) group health plan.

4.	NOTICE; EFFECTIVE DATE OF TERMINATION
Any purported termination of employment by the Bank or by the Executive in connection with or following a Change in Control shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 15.  For purposes of this Agreement, a “Notice of Termination” means a written notice which that indicates the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The “Date of Termination” means termination of the Executive’s employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately upon notice to the Executive of the Executive’s termination of employment for Cause; (ii) within thirty (30) days, as specified by the Bank, after the Bank gives notice to the Executive of the Executive’s termination without Cause; or (iii) thirty (30) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment for Good Reason, provided that the Bank may set an earlier termination date at any time prior to that date, in which case the Executive’s resignation will be effective as of the date set by the Bank.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank (or any successor of the Bank).

6.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

7.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

8.	SEVERABILITY

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

9.	GOVERNING LAW

This Agreement will be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

10.	ARBITRATION

(a) Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and the Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) If the occurrence of a Qualifying Termination Event is disputed by the Bank, and if it is determined in arbitration that the Executive is entitled to the compensation under Section 3 of this Agreement, the payment of the compensation by the Bank will commence immediately following the date of resolution by arbitration, with interest due to the Executive on the cash amount that was not paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time), and the Executive will be entitled to reimbursement of legal fees and expenses incurred by the Executive in arbitration (upon provision to the Bank of a detailed invoice with respect to such time and expenses).

11.	OBLIGATIONS OF BANK

The termination of the Executive’s employment, other than a qualifying termination event following a Change in Control, will not result in any obligation of the Bank (or any affiliate of the Bank, including the Company) under this Agreement.

12.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

13.	TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

14.	APPLICABLE LAW

(a) In no event will the Bank (or any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(c) Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Executive’s Separation from Service.  Rather, any payment that would otherwise be paid to the Executive during that six-month period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(d) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

15.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank	Blue Foundry Bank 19 Park Avenue Rutherford, NJ 07070 Attention: Corporate Secretary
To the Executive:	Most recent address on file with the Bank

16.	COUNTERPARTS

This Agreement may be executed in two (2) or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a pdf containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[Signature Page Follows]

SIGNATURES
IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, as of the Effective Date specified above.

BLUE FOUNDRY BANK

By: /s/ James D. Nesci James D. Nesci

EXECUTIVE

/s/ Kelly Anne Pecoraro Kelly Anne Pecoraro